Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Atlanta, Georgia August 7, 2017 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights:

•	Net sales of $119.7 million increased 2.6% over the prior-year second quarter; year-to-date net sales of $246.3 million increased 6.6% over the prior-year.

•	Net income of $17.5 million decreased 19.7% over the prior-year second quarter; year-to-date net income of $39.9 million decreased 7.0% over the prior-year.

•	Adjusted EBITDA of $25.6 million decreased 12.9% over the prior-year second quarter; year-to-date adjusted EBITDA of $56.0 million decreased 2.8% over the prior-year.

•	Earnings per unit of $0.410 for the quarter decreased 21.2% over the prior-year second quarter of $0.520; year-to-date of $0.950 decreased 7.8% over the prior-year

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year second quarter as well as first quarter of 2017.

•
Net cash provided by operating activities of $14.9 million decreased 49.1% over prior-year second quarter; year-to-date net cash provided by operating activities of $25.7 million decreased by 61.1% over the prior-year.

•
Distributable cash flow of $10.8 million decreased 18.8% over the prior-year second quarter. The distribution coverage ratio was 0.94 and 1.17 for the three months ended June 30, 2017 and 2016, respectively; and 1.06 and 1.14 for the six months ended June 30, 2017 and 2016.

Kirk Milling, CEO, commented: “During the quarter, we experienced lower than expected production rates and higher maintenance capital and operating expenses. These items contributed to decreased sales volumes and lower distributable cash flow reflected in our results.”

“As we discussed last quarter we continue to look at our key operational processes, with support of third party experts, in an effort to yield higher production rates through improved reliability and greater utilization of our various production enabling projects. We expect to see some of the benefits of this work in the fourth quarter, with the full impact in 2018. We are optimistic that these improvements will provide more stability and opportunity for future growth in our distributable cash flow.”

2017 Outlook:
Our 2017 full year outlook provided below has changed from our previous provided guidance as follows:

•	We expect our soda ash volume sold to remain flat to 2016 compared to the previous estimate of 1% to 3% growth.

•	We expect international prices to be up 3% to 5%.

•	We expect domestic pricing to be flat to down 3%.

•	Maintenance of business capital expenditures are planned to be in the range of $10 to $12 million compared to our previous estimate of $12 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $17 to $20 million compared to our previous estimate of $23 to $28 million.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2017	2016	% Change	2017	2016	% Change

Soda ash volume produced (millions of short tons)	0.643	0.669	(3.9)%	1.295	1.331	(2.7)%
Soda ash volume sold (millions of short tons)	0.651	0.677	(3.7)%	1.322	1.337	(1.1)%
Net sales	$119.7	$116.7	2.6%	$246.3	$231.1	6.6%
Net income	$17.5	$21.8	(19.7)%	$39.9	$42.9	(7.0)%
Net income attributable to Ciner Resources LP	$8.2	$10.4	(21.2)%	$19.1	$20.5	(6.8)%
Basic and Diluted Earnings per Limited Partner Unit	$0.41	$0.52	(21.2)%	$0.95	$1.03	(7.8)%
Adjusted EBITDA (1)	$25.6	$29.4	(12.9)%	$56.0	$57.6	(2.8)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$12.6	$14.5	(13.1)%	$27.7	$28.4	(2.5)%
Net cash provided by operating activities	$14.9	$29.3	(49.1)%	$25.7	$66.1	(61.1)%
Distributable cash flow attributable to Ciner Resources LP(1)	$10.8	$13.3	(18.8)%	$24.2	$25.8	(6.2)%
Distribution coverage ratio (1)	0.94	1.17	(19.7)%	1.06	1.14	(7.0)%
(1)See non-GAAP reconciliations
Three Months Ended June 30, 2017 compared to Three Months Ended June 30, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$48.1	$48.0	0.2%
International	$71.6	$68.7	4.2%
Total net sales	$119.7	$116.7	2.6%
Sales volumes (thousands of short tons):
Domestic	216.5	221.1	(2.1)%
International	434.8	455.5	(4.5)%
Total soda ash volume sold	651.3	676.6	(3.7)%
Average sales price (per short ton):
Domestic	$222.17	$217.00	2.4%
International	$164.67	$150.87	9.1%
Average	$183.79	$172.48	6.6%
Percent of net sales:
Domestic sales	40.2%	41.1%	(2.2)%
International sales	59.8%	58.9%	1.5%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 2.6% to $119.7 million for the three months ended June 30, 2017 from $116.7 million for the three months ended June 30, 2016, driven by an increase in total average sales price of 6.6%, partially offset by a decrease in soda ash volumes sold of 3.7%. The increased international average sales price reflects the increase in freight costs driven by higher non-ANSAC export sales volume. The decrease in sales volumes are primarily due to lower production output compared to the prior period.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 8.4% to $95.5 million for the three months ended June 30, 2017 from $88.1 million for the three months ended June 30, 2016, primarily due to an increase in freight costs of 27.6% to $36.1 million for three months ended June 30, 2017, compared to $28.3 million for the three months ended June 30, 2016. The increase in freight costs was driven by higher non-ANSAC export sales volumes. In the three months ended June 30, 2016, international sales primarily consisted of transactions to ANSAC. During the three months ended June 30, 2017 we also had higher maintenance expense that was partially offset by lower employee benefit costs, primarily resulting from changes to our postretirement plan.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 3.3% to $5.8 million for the three months ended June 30, 2017, compared to $6.0 million for the three months ended June 30, 2016. The reduction was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, partially offset by higher professional services fees.

Six Months Ended June 30, 2017 compared to Six Months Ended June 30, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$97.2	$95.9	1.4%
International	149.1	135.2	10.3%
Total net sales	$246.3	$231.1	6.6%
Sales volumes (thousands of short tons):
Domestic	442.2	442.6	(0.1)%
International	879.9	894.1	(1.6)%
Total soda ash volume sold	1,322.1	1,336.7	(1.1)%
Average sales price (per short ton):
Domestic	$219.81	$216.67	1.4%
International	$169.45	$151.19	12.1%
Average	$186.29	$172.87	7.8%
Percent of net sales:
Domestic sales	39.5%	41.5%	(4.8)%
International sales	60.5%	58.5%	3.4%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 6.6% to $246.3 million for the six months ended June 30, 2017 from $231.1 million for the six months ended June 30, 2016, driven by increase in total average sales price of 7.8%, partially offset by a decrease in soda ash volumes sold of 1.1%. The increased international average sales price reflects the increase in freight costs driven by higher non-ANSAC export sales volume. The decrease in sales volumes are primarily due to lower production output compared to the prior period.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 10.9% to $193.6 million for the six months ended June 30, 2017 from $174.5 million for the six months ended June 30, 2016, primarily due to an increase in freight costs of 32.5% to $75.9 million for the six months ended June 30, 2017, compared to $57.3 million for the six months ended June 30, 2016. The increase in freight costs was driven by higher non-ANSAC export sales volumes. In the six months ended June 30, 2016, international sales primarily consisted of transactions to ANSAC. During the six months ended June 30, 2017 we also had higher maintenance expense that was partially offset by lower employee benefit costs, primarily resulting from changes to our postretirement plan.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 7.6% to $10.9 million for the six months ended June 30, 2017, compared to $11.8 million for the six months ended June 30, 2016. The decrease was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, partially offset by higher professional services fees.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2017	2016	2017	2016
Capital Expenditures
Maintenance	$2.3	$1.8	$5.0	$2.8
Expansion	4.7	3.2	6.4	7.6
Total	$7.0	$5.0	$11.4	$10.4
Operating and Other Data:
Ore to ash ratio(1)	1.45: 1.0	1.46: 1.0	1.48: 1.0	1.48: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of June 30, 2017, we had cash and cash equivalents of $15.8 million. In addition, we have approximately $71 million ($200 million, less $109 million outstanding and less standby letters of credit of $20 million) of remaining capacity under our revolving credit facilities. As of June 30, 2017, our leverage and fixed charge coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.27 and 1.01 respectively.
On August 1, 2017, Ciner Wyoming entered into a Credit Agreement (the “Ciner Wyoming Credit Facility”).  The new facility consists of a $225.0 million senior unsecured revolving credit facility with a maturity date of July 2022. Loans under the Ciner Wyoming Credit Facility bear interest at Ciner Wyoming’s option at either: a Base Rate, which equals the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent’s prime rate in effect on such day or (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or a LIBOR Rate plus an applicable margin. The Ciner Wyoming Credit Facility replaces the former Credit Facility (the “Former Ciner Wyoming Credit Facility”), dated as of July 18, 2013, by and among Ciner Wyoming, which was terminated on August 1, 2017 upon entry into the new Ciner Wyoming Credit Facility.

In addition, on August 1, 2017, the Partnership entered into a new Credit Agreement (the “Revolving Credit Facility”). The new facility consists of a $10.0 million senior secured revolving credit facility with a maturity date of July 2022. Loans under the Revolving Credit Facility bear interest at our option at either: a Base Rate, which equals the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent’s prime rate in effect on such day or (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or a LIBOR Rate plus an applicable margin. The Revolving Credit Facility replaces the former Credit Facility (the “Former Revolving Credit Facility”), dated as of July 18, 2013, by and among the Partnership and a syndicate of lenders, which was terminated on August 1, 2017 upon entry into the Revolving Credit Facility.

On August 1, 2017 the Partnership fully extinguished, through a draw on the Ciner Wyoming Credit Facility, the $8.6 million 2017 Variable Rate Demand Revenue Bonds due on that day. The Bonds were paid in full, including all accrued interest and without penalties.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $25.7 million during the six months ended June 30, 2017 compared to $66.1 million of cash provided during six months ended June 30, 2016, primarily driven by $28.3 million of working capital used in operating activities during the six months ended June 30, 2017, compared to $9.8 million of working capital provided by operating activities during the six months ended June 30, 2016.
Cash provided by operating activities during the six months ended June 30, 2017 were offset by cash used in investing activities of $13.3 million for capital expenditures and cash used in financing activities during the six month period of $16.3 million. The cash used in financing activities during the six months ended June 30, 2017 was due to distributions paid of $47.3 million, partially offset by net borrowings on the Ciner Wyoming revolving credit facility of $31.0 million.

Quarterly Distribution
On July 28, 2017, the Partnership declared its second quarter 2017 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the second quarter of 2016. The quarterly cash distribution is payable on August 21, 2017 to unitholders of record on August 7, 2017.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, August 8, 2017 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 55179225. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 55179225, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.cinerresources.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming LLC (“Ciner Wyoming”). Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2017	2016	2017	2016
Net sales:
Sales—affiliates	71.6	68.7	$149.1	$135.2
Sales—others	48.1	48.0	97.2	95.9
Net sales	$119.7	$116.7	$246.3	$231.1
Operating costs and expenses:
Cost of products sold	89.0	81.7	180.4	161.9
Depreciation, depletion and amortization expense	6.5	6.4	13.2	12.6
Selling, general and administrative expenses—affiliates	4.1	4.6	8.1	9.2
Selling, general and administrative expenses—others	1.7	1.4	2.8	2.6
Total operating costs and expenses	101.3	94.1	204.5	186.3
Operating income	18.4	22.6	41.8	44.8
Other income/(expenses):
Interest expense, net	(0.8)	(0.9)	(1.7)	(1.8)
Other, net	(0.1)	0.1	(0.2)	(0.1)
Total other expense, net	(0.9)	(0.8)	(1.9)	(1.9)
Net income	$17.5	$21.8	$39.9	$42.9
Net income attributable to non-controlling interest	9.3	11.4	20.8	22.4
Net income attributable to Ciner Resources LP	$8.2	$10.4	$19.1	$20.5
Other comprehensive loss:
Loss on derivative financial instruments	(0.1)	1.5	(2.4)	0.4
Comprehensive income	17.4	23.3	37.5	43.3
Comprehensive income attributable to non-controlling interest	9.2	12.1	19.6	22.6
Comprehensive income attributable to Ciner Resources LP	$8.2	$11.2	$17.9	$20.7

Net income per limited partner unit:
Common - Public and Ciner Holdings (basic and diluted)	$0.41	$0.52	$0.95	$1.03
Subordinated - Ciner Holdings (basic and diluted)	$—	$0.52	$—	$1.02
Net income per limited partner units (basic and diluted)	$0.41	$0.52	$0.95	$1.03

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	19.7	9.8	19.7	9.8
Weighted average subordinated units outstanding (basic and diluted)	—	9.8	—	9.8
Weighted average limited partner units outstanding (basic and diluted)	19.7	19.6	19.7	19.6
Cash distribution declared per unit	$0.567	$0.567	$1.134	$1.131

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$15.8	$19.7
Accounts receivable—affiliates	88.4	61.6
Accounts receivable, net	34.7	33.4
Inventory	18.8	19.0
Other current assets	2.1	2.3
Total current assets	159.8	136.0
Property, plant and equipment, net	254.4	256.1
Other non-current assets	20.1	21.0
Total assets	$434.3	$413.1
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$8.6
Accounts payable	15.3	15.0
Due to affiliates	4.3	4.2
Accrued expenses	25.7	27.7
Total current liabilities	53.9	55.5
Long-term debt	120.4	89.4
Other non-current liabilities	10.2	9.0
Total liabilities	184.5	153.9
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at June 30, 2017 and December 31, 2016)	147.8	151.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	3.8	3.9
Accumulated other comprehensive loss	(2.8)	(1.6)
Partners’ capital attributable to Ciner Resources LP	148.8	153.3
Non-controlling interest	101.0	105.9
Total equity	249.8	259.2
Total liabilities and partners’ equity	$434.3	$413.1

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2017	2016

Cash flows from operating activities:
Net income	$39.9	$42.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	13.4	12.8
Equity-based compensation expense	0.5	0.3
Other non-cash items	0.2	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable—affiliates	(26.7)	7.3
Accounts receivable, net	(1.3)	1.0
Inventory	0.8	(0.6)
Other current and other non-current assets	(0.3)	0.4
Increase/(decrease) in:
Accounts payable	1.7	1.0
Due to affiliates	—	(1.8)
Accrued expenses and other liabilities	(2.5)	2.5
Net cash provided by operating activities	25.7	66.1
Cash flows from investing activities:
Capital expenditures	(13.3)	(11.2)
Net cash used in investing activities	(13.3)	(11.2)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	45.0	—
Repayments on Ciner Wyoming credit facility	(14.0)	(14.0)
Distributions to common unitholders	(22.3)	(11.0)
Distributions to general partner	(0.5)	(0.4)
Distributions to subordinated unitholders	—	(11.0)
Distributions to non-controlling interest	(24.5)	(22.1)
Net cash used in financing activities	(16.3)	(58.5)
Net increase/(decrease) in cash and cash equivalents	(3.9)	(3.6)
Cash and cash equivalents at beginning of period	19.7	20.4
Cash and cash equivalents at end of period	$15.8	$16.8

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per unit data)	2017	2016	2017	2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$17.5	$21.8	$39.9	$42.9
Add backs:
Depreciation, depletion and amortization expense	6.5	6.4	13.2	12.6
Interest expense, net	0.8	0.9	1.7	1.8
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.3	—	0.7	—
Equity-based compensation expense	0.5	0.3	0.5	0.3
Adjusted EBITDA	$25.6	$29.4	$56.0	$57.6
Less: Adjusted EBITDA attributable to non-controlling interest	13.0	14.9	28.3	29.2
Adjusted EBITDA attributable to Ciner Resources LP	$12.6	$14.5	$27.7	$28.4

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$12.6	$14.5	$27.7	$28.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.4	0.9	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	0.8	2.6	1.8
Distributable cash flow attributable to Ciner Resources LP	$10.8	$13.3	$24.2	$25.8

Cash distribution declared per unit	$0.567	$0.567	$1.134	$1.131
Total distributions to unitholders and general partner	$11.4	$11.4	$22.8	$22.7
Distribution coverage ratio	0.94	1.17	1.06	1.14

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$14.9	$29.3	$25.7	$66.1
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.2)	(0.2)
Net change in working capital	9.8	(0.6)	28.3	(9.8)
Interest expense, net	0.8	0.9	1.7	1.8
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.3	—	0.7	—
Other non-cash items	(0.1)	(0.1)	(0.2)	(0.3)
Adjusted EBITDA	$25.6	$29.4	$56.0	$57.6
Less: Adjusted EBITDA attributable to non-controlling interest	13.0	14.9	28.3	29.2
Adjusted EBITDA attributable to Ciner Resources LP	$12.6	$14.5	27.7	28.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.4	0.9	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	0.8	2.6	1.8
Distributable cash flow attributable to Ciner Resources LP	$10.8	$13.3	$24.2	$25.8

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2017	Q2-2017	Q1-2017	Q4-2016	Q3-2016	Q2-2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$83.4	$17.5	$22.4	$20.4	$23.1	$21.8
Add backs:
Depreciation, depletion and amortization expense	26.6	6.5	6.7	6.8	6.6	6.4
Interest expense, net	3.5	0.8	0.9	0.9	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	1.2	0.3	0.4	0.5	—	—
Equity-based compensation expense	0.8	0.5	—	0.2	0.1	0.3
Adjusted EBITDA	115.5	25.6	30.4	28.8	30.7	29.4
Less: Adjusted EBITDA attributable to non-controlling interest	58.4	13.0	15.3	14.5	15.6	14.9
Adjusted EBITDA attributable to Ciner Resources LP	$57.1	$12.6	$15.1	$14.3	$15.1	$14.5

Adjusted EBITDA attributable to Ciner Resources LP	$57.1	$12.6	$15.1	$14.3	$15.1	$14.5
Less: Cash interest expense, net attributable to Ciner Resources LP	1.7	0.5	0.4	0.4	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.6	1.3	1.3	2.8	1.2	0.8
Distributable cash flow attributable to Ciner Resources LP	$48.8	$10.8	$13.4	$11.1	$13.5	$13.3

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.6	$11.4	$11.4	$11.4	$11.4	$11.4
Distribution coverage ratio	1.07	0.94	1.17	0.97	1.18	1.17

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com